Exhibit 99.1

UCHealth and Adeptus Health Announce Partnership to Enhance Access to Emergency Care in Colorado

UCHealth to Take Majority Stake in Adeptus Health’s 12 Colorado Freestanding Emergency Rooms

Aurora, CO and Lewisville, TX   (April 21, 2015) — University of Colorado Health (UCHealth) and Adeptus Health (NYSE: ADPT) today announced formation of a partnership to improve access to high quality and convenient emergency medical care in Colorado. Under the partnership, UCHealth will hold a majority stake in Adeptus Health’s freestanding emergency rooms throughout Colorado Springs, northern Colorado and the Denver Metro area.

Adeptus Health owns and operates First Choice Emergency Room, the nation’s oldest and largest network of freestanding emergency room facilities. All 12 Colorado locations, and two more under construction, are included in the partnership and will be renamed UCHealth ER.  Later this year, these facilities will participate in UCHealth’s electronic medical record system, an important way to ensure seamless care between the ER and the hospital.  The UCHealth and Adeptus Health partnership will also include hospital locations planned for Colorado Springs and Denver.

“Providing the highest level of care, close to home for our patients, is one of UCHealth’s priorities,” says Elizabeth Concordia, President and CEO, UCHealth. “Partnering with Adeptus Health allows patients to receive care in a more convenient way, while also offering seamless transfers to hospitals for patients who need hospitalization.”

First Choice Emergency Room facilities are located within communities to provide much needed, convenient access to high quality medical care.  These ERs are equipped with a full radiology suite, including CT scanner, digital x-ray, ultrasound, as well as on-site laboratory capabilities, and facilities are staffed exclusively with board-certified physicians and emergency trained registered nurses.

“Partnerships with leading healthcare systems are a key element of our strategic growth plan,” said Thomas S. Hall Chairman and CEO of Adeptus Health.  “We are pleased to join forces with UCHealth, our second hospital partner, as we continue to enhance access to the highest quality medical care in more communities.”

About University of Colorado Health

University of Colorado Health is a Front Range health system that delivers the highest quality patient care with the highest quality patient experience. University of Colorado Health combines Memorial Hospital, Poudre Valley Hospital, Medical Center of the Rockies, Colorado Health Medical Group, and University of Colorado Hospital into an organization dedicated to health and providing unmatched patient care in the Rocky Mountain West. UCHealth partners with the University Of Colorado School Of Medicine and numerous community organizations to provide care. Separately, these institutions can continue providing superior care to patients and service to the communities they serve. Together, they push the boundaries of medicine, attracting more research funding, hosting more clinical trials and improving health through innovation.

About Adeptus Health Inc.

Adeptus Health Inc. owns and operates First Choice Emergency Room, and, together with Dignity Health, Dignity Health Arizona General Hospital. First Choice Emergency Room (FCER.com) is the

nation’s leading network of independent freestanding emergency rooms; it is both the largest and the oldest. First Choice Emergency Room is revolutionizing the delivery of emergency medical services for adult and pediatric emergencies by offering patients convenient, neighborhood access to emergency medical care. First Choice Emergency Room facilities are innovative, freestanding, and fully equipped emergency rooms with a complete radiology suite of diagnostic technology (CT scanner, Ultrasound, and Digital X-ray) and on-site laboratory. All First Choice Emergency Room locations are staffed with board-certified physicians and emergency trained registered nurses. First Choice Emergency Room has facilities in Austin, Dallas/Fort Worth, Houston, San Antonio, Colorado Springs and Denver. According to patient feedback collected by Press Ganey Associates Inc., First Choice Emergency Room provides the highest quality emergency medical care and received the 2014 and 2013 Press Ganey Guardian of Excellence Award for exceeding the 95th percentile in patient satisfaction nationwide. Dignity Health Arizona General Hospital is a full service general hospital in the Phoenix area. Arizona General Hospital has inpatient rooms, state-of-the-art Operating Rooms, an Emergency Department, a high complexity laboratory, and a full radiology suite. The new hospital, located in Laveen, is capable of inpatient and outpatient surgical procedures as well as providing the community 24/7 access to emergency medical care.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect Adeptus Health’s current views with respect to, among other things, the anticipated results from the partnership with UCHealth. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “forecasts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including risks related to the successful partnering with UCHealth and those risks described under the section entitled “Part I, Item 1A. Risk Factors” of Adeptus Health’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in Adeptus Health’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Adeptus Health’s filings with the SEC. Adeptus Health undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.